Dice Holdings, Inc. Reports Third Quarter 2013 Results

•	Revenues totaled $52.6 million in the third quarter, an increase of 10% year-over-year including acquisitions

•	Net income was $7.1 million, resulting in diluted earnings per share of $0.12 in the third quarter

•	Adjusted EBITDA was $17.8 million in the third quarter or 34% of Revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Net cash from operations totaled $6.1 million in the third quarter

•	The Company purchased nearly 2.6 million shares of its common stock, returning $22.5 million to shareholders in third quarter 2013

New York, New York, October 29, 2013 - Dice Holdings, Inc. (NYSE: DHX) (the "Company"), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended September 30, 2013.
Third Quarter Operating Results
Revenues for the quarter ended September 30, 2013 totaled $52.6 million, an increase of 10% from $48.0 million in the comparable quarter of 2012, primarily due to revenues from businesses acquired within the past 12 months. Recruitment activity was relatively consistent from the prior quarter in the Company’s key recruiting brands.
During the third quarter ended September 30, 2013, 1,200 recruiters used Dice’s Open WebTM on average monthly to source and recruit technical talent. Hiring managers praise the high response rates from candidates and the ability to find unique candidates with one-click access to their public data footprint. Open Web combines publicly available information from about 50 social and professional networks to create an aggregated or “super” profile of a candidate’s professional experience, contributions, history and capabilities, as well as their passions and interests.
Operating expenses increased 23% year-over-year for the third quarter to $41.1 million. The majority of the increase was due to the acquisitions and ongoing investments in product development. During the quarter, the Company incurred approximately $1.0 million in employee-related separation expenses, including severance.
Net income for the quarter ended September 30, 2013 totaled $7.1 million, resulting in diluted earnings per share of $0.12 for the third quarter of 2013.

Net cash provided by operating activities was $6.1 million for the quarter ended September 30, 2013 and Adjusted EBITDA totaled $17.8 million in third quarter 2013 or 34% of revenues. The acquisition of The IT Job Board® negatively impacted Adjusted EBITDA by $0.3 million. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
For the quarter ended September 30, 2013, Tech & Clearance segment revenues increased 12% year-over-year to $37.0 million, or 70% of Dice Holdings’ consolidated revenues. Slashdot Media contributed $3.7 million to revenues in the third quarter of 2013, as compared to $0.8 million in the same period a year ago, while The IT Job Board® added $1.1 million to Tech & Clearance revenues in the quarter after writing down $0.4 million of acquired revenue. Third quarter revenues in our Dice.com service increased slightly compared to the prior year’s third quarter, while ClearanceJobs.com posted a 5% year-over-year decline in revenues due to sequestration.
Finance segment revenues for the third quarter of 2013 decreased 9% year-over-year to $8.6 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the third quarter of 2013 by $0.1 million, as compared to the third quarter of 2012.
In third quarter 2013, Energy segment revenues grew 33% year-over-year to $6.0 million, accounting for 11% of consolidated revenues. This result was driven by strong growth in advertising, career center, and events.
Other segment revenues totaled $1.1 million for the quarter ended September 30, 2013.
Nine Month Operating Results

Revenues for the nine months ended September 30, 2013 totaled $155.1 million, an increase of 9% from $142.6 million in the comparable period of 2012. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the nine months ended September 30, 2013 by $0.5 million from the comparable 2012 period.
By segment, Tech and Clearance revenues increased 13% or $12.8 million to $109.1 million for the nine months ended September 30, 2013. Revenues from Slashdot Media which the Company acquired in September 2012 contributed $11.1 million to the overall increase, while The IT Job Board® acquired in July 2013 contributed $1.1 million. In the same period, the Finance segment contributed revenues of $25.9 million, a decrease of 11% from the nine months ended September 30, 2012. Energy segment revenues increased 23% to $16.9 million. Other revenues decreased 8% to $3.1 million.
Net income for the nine months ended September 30, 2013 totaled $22.1 million, resulting in diluted earnings per share of $0.37 for nine months ended September 30, 2013.
Net cash provided by operating activities totaled $40.8 million for the nine months ended September 30, 2013. Adjusted EBITDA for the nine months ended September 30, 2013 was $53.1 million. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at September 30, 2013 was $69.4 million compared to $66.1 million at September 30, 2012 and $73.2 million at June 30, 2013. The 5% year-over-year increase was primarily driven by increases in our Dice and Rigzone services. The IT Job Board® contributed $1.5 million to deferred revenue at September 30, 2013.

Net Debt, defined as total debt less cash and cash equivalents, was $15.3 million at September 30, 2013, consisting of total debt of $60.0 million minus cash and cash equivalents of $44.7 million. This compares to a Net Cash balance of $14.6 million at June 30, 2013, consisting of cash and cash equivalents and investments of $40.6 million minus total debt of $26.0 million.

During the third quarter of 2013, the Company purchased 2,574,716 shares of its common stock on the open market pursuant to its stock repurchase plan at an average price of $8.73 per share, for a total cost of shares repurchased in the quarter of approximately $22.5 million. The Company purchased the outstanding shares of JobBoard Enterprises Limited, the corporate entity of The IT Job Board® in July for initial cash consideration of $12.2 million (net of cash acquired).

Recent Developments

Effective September 30, 2013, Scot Melland resigned from his position as Chairman, President and Chief Executive Officer. Mr. Melland retained a seat on the Board. Michael Durney became President and CEO and a director of Dice Holdings, Inc., and Peter Ezersky became Chairman of the Board on September 30, 2013. On October 14, 2013, John Roberts joined the Company as Chief Financial Officer succeeding Mr. Durney.

On October 28, 2013, the Company entered into a new Credit Agreement, which provides for a $50 million term loan facility and a revolving loan facility of $200 million, with both facilities maturing in October 2018. Borrowings under the Credit Agreement bear interest at the Company’s option, at a LIBOR rate or base rate plus a margin. The margin ranges from 1.75% to 2.50% on LIBOR loans and 0.75% to 1.50% on base rate loans, determined by the Company’s most recent consolidated leverage ratio. Interest rates and covenants in the new Credit Agreement are consistent with the previous Credit Agreement. Quarterly payments of principal are required on the term loan facility, commencing March 31, 2014. The facilities may be prepaid at any time without penalty and payments on the term loan facility result in a permanent reduction. The Company borrowed $65 million under the new Credit Agreement to repay in full all outstanding indebtedness under the previous Credit Agreement, which was terminated upon repayment.

Management Comments

Michael Durney, President and Chief Executive Officer said, “I’m thrilled to have my new leadership role and to work with our teams worldwide who focus every day on getting professionals the resources they need to manage their careers and on efficiently delivering candidates to employers and recruiters.” Mr. Durney continued, “Being familiar with the organization from within has allowed us to move swiftly during the transition to accelerate new products and improvements in our existing products. We have a lot of things to do, but the core tenets of our strategy, focusing on targeted markets and delivering efficient recruiting solutions, are not changing. Our services reach 50 million unique visitors a month - a great position to build on. We are putting a tremendous amount of energy and effort to reposition for growth, which we will continue to pursue both organically and through acquisition.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on its assessment, as of October 29, 2013 for the quarter ending December 31, 2013 and year ending December 31, 2013.
The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending December 31, 2013	Year ending December 31, 2013
Revenues	$52.9 mm	$208 mm

Estimated Contribution by Segment
Tech & Clearance	72%	70%
Finance	16%	17%
Energy	10%	11%
Other	2%	2%

Adjusted EBITDA	$18.9 mm	$72 mm

Depreciation and amortization	$4.5 mm	$15.5 mm
Non-cash stock compensation expense	$2.1 mm	$ 8.4 mm
Interest expense, net	$0.5 mm	$ 1.6 mm
Other income	-	$ 0.2 mm
Income taxes	$4.4 mm	$17.1 mm

Net income	$7.4 mm	$29.5 mm

Adjusted EBITDA Margin	36%	35%

Fully diluted share count	59.5 mm	60.5 mm

Conference Call Information

The Company will host a conference call today to discuss third quarter 2013 results at 8:30 a.m. Eastern Time.  Hosting the call will be Michael P. Durney, President and Chief Executive Officer and John J. Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-515-2908 or for international callers by dialing 617-399-5122; the passcode is 73446643. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 61328071. The replay will be available until November 5, 2013

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Investor Conference

On Thursday, November 14, 2013, Mr. Durney and Mr. Roberts will participate at the SunTrust Robinson Humphrey Financial Technology, Business & Government Services Unconference. Due to the format of the conference, there will be no webcast presentation.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012

Revenues	$52,616	$48,038	$155,064	$142,625

Operating expenses:
Cost of revenues	6,099	3,603	16,853	10,555
Product development	5,597	3,874	16,253	10,250
Sales and marketing	16,601	16,194	50,106	48,801
General and administrative	8,534	6,736	25,040	19,753
Depreciation	2,011	1,505	5,377	4,031
Amortization of intangible assets	2,208	1,419	5,617	4,954
Change in acquisition related contingencies	50	—	146	—
Total operating expenses	41,100	33,331	119,392	98,344
Operating income	11,516	14,707	35,672	44,281
Interest expense	(378)	(327)	(1,097)	(1,696)
Interest income	5	16	29	72
Other income	—	—	232	—
Income before income taxes	11,143	14,396	34,836	42,657
Income tax expense	4,085	3,395	12,730	13,583
Net income	$7,058	$11,001	$22,106	$29,074

Basic earnings per share	$0.12	$0.18	$0.39	$0.47
Diluted earnings per share	$0.12	$0.17	$0.37	$0.44

Weighted average basic shares outstanding	56,606	59,907	57,324	62,214
Weighted average diluted shares outstanding	59,505	63,143	60,497	65,636

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$7,058	$11,001	$22,106	$29,074
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,011	1,505	5,377	4,031
Amortization of intangible assets	2,208	1,419	5,617	4,954
Deferred income taxes	(955)	(1,023)	(1,841)	(2,543)
Amortization of deferred financing costs	60	61	181	1,028
Share based compensation	2,051	1,606	6,263	4,621
Change in acquisition related contingencies	50	—	146	—
Change in accrual for unrecognized tax benefits	(61)	(1,653)	(126)	(1,467)
Changes in operating assets and liabilities:
Accounts receivable	(1,500)	319	5,263	3,857
Prepaid expenses and other assets	728	(533)	321	(500)
Accounts payable and accrued expenses	1,152	126	2,681	(975)
Income taxes receivable/payable	(1,676)	817	(4,292)	(135)
Deferred revenue	(5,035)	(3,339)	(916)	2,521
Other, net	(2)	16	4	51
Net cash flows from operating activities	6,089	10,322	40,784	44,517
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(12,259)	(21,000)	(12,259)	(21,000)
Purchases of fixed assets	(2,412)	(977)	(8,160)	(4,031)
Purchases of investments	—	(3)	(3)	(1,738)
Maturities and sales of investments	—	2,006	2,194	3,005
Net cash flows from investing activities	(14,671)	(19,974)	(18,228)	(23,764)
Cash flows from financing activities:
Payments on long-term debt	—	(7,000)	(20,000)	(23,500)
Proceeds from long-term debt	34,000	34,000	34,000	50,500
Payments under stock repurchase plan	(22,690)	(22,776)	(35,046)	(56,840)
Payment of acquisition related contingencies	—	—	—	(1,557)
Proceeds from stock option exercises	552	189	3,149	1,319
Purchase of treasury stock related to vested restricted stock	(12)	(11)	(995)	(403)
Excess tax benefit over book expense from stock options exercised	1,101	(23)	2,346	921
Financing costs paid	—	—	—	(1,101)
Net cash flows from financing activities	12,951	4,379	(16,546)	(30,661)
Effect of exchange rate changes	(271)	760	(1,326)	993
Net change in cash and cash equivalents for the period	4,098	(4,513)	4,684	(8,915)
Cash and cash equivalents, beginning of period	40,599	50,835	40,013	55,237
Cash and cash equivalents, end of period	$44,697	$46,322	$44,697	$46,322

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	September 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$44,697	$40,013
Investments	—	2,201
Accounts receivable, net	24,945	29,030
Deferred income taxes - current	864	1,609
Income taxes receivable	573	—
Prepaid and other current assets	3,036	3,084
Total current assets	74,115	75,937
Fixed assets, net	14,949	11,158
Acquired intangible assets, net	68,197	62,755
Goodwill	212,506	202,944
Deferred financing costs, net	896	1,078
Other assets	456	358
Total assets	$371,119	$354,230
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	20,774	16,552
Deferred revenue	69,389	69,404
Current portion of acquisition related contingencies	5,807	4,926
Income taxes payable	—	3,817
Total current liabilities	95,970	94,699
Long-term debt	60,000	46,000
Deferred income taxes - non-current	14,739	14,414
Accrual for unrecognized tax benefits	2,376	2,502
Acquisition related contingencies	8,833	4,830
Other long-term liabilities	1,229	1,147
Total liabilities	183,147	163,592
Total stockholders’ equity	187,972	190,638
Total liabilities and stockholders’ equity	$371,119	$354,230

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three and nine month periods ended September 30, 2013 and 2012 and a balance sheet as of September 30, 2013 and December 31, 2012 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three and nine month periods ended September 30, 2013 and 2012 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three and nine month periods ended September 30, 2013 and 2012 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,058	$11,001	$22,106	$29,074
Interest expense	378	327	1,097	1,696
Interest income	(5)	(16)	(29)	(72)
Income tax expense	4,085	3,395	12,730	13,583
Depreciation	2,011	1,505	5,377	4,031
Amortization of intangible assets	2,208	1,419	5,617	4,954
Change in acquisition related contingencies	50	—	146	—
Non-cash stock compensation expense	2,051	1,606	6,263	4,621
Other income	—	16	(232)	16
Adjusted EBITDA	$17,836	$19,253	$53,075	$57,903

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$6,089	$10,322	$40,784	$44,517
Interest expense	378	327	1,097	1,696
Amortization of deferred financing costs	(60)	(61)	(181)	(1,028)
Interest income	(5)	(16)	(29)	(72)
Income tax expense	4,085	3,395	12,730	13,583
Deferred income taxes	955	1,023	1,841	2,543
Change in accrual for unrecognized tax benefits	61	1,653	126	1,467
Change in accounts receivable	1,500	(319)	(5,263)	(3,857)
Change in deferred revenue	5,035	3,339	916	(2,521)
Changes in working capital and other	(202)	(410)	1,054	1,575
Adjusted EBITDA	$17,836	$19,253	$53,075	$57,903

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Revenues by Segment
Tech & Clearance (1)	$37,032	$32,975	$109,123	$96,278
Finance	8,556	9,379	25,891	29,141
Energy	5,952	4,486	16,939	13,813
Other	1,076	1,198	3,111	3,393
	$52,616	$48,038	$155,064	$142,625
Percentage of Revenues by Segment
Tech & Clearance	70.4%	68.7%	70.4%	67.5%
Finance	16.3%	19.5%	16.7%	20.4%
Energy	11.3%	9.3%	10.9%	9.7%
Other	2.0%	2.5%	2.0%	2.4%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$17,836	$19,253	$53,075	$57,903
Adjusted EBITDA Margin	33.9%	40.1%	34.2%	40.6%

Calculation of Free Cash Flow
Net cash provided by operating activities	$6,089	$10,322	$40,784	$44,517
Purchases of fixed assets	(2,412)	(977)	(8,160)	(4,031)
Free Cash Flow	$3,677	$9,345	$32,624	$40,486

Deferred Revenue (end of period)	$69,389	$66,144	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,650	8,600	8,400	8,100
End of period	8,450	8,650	8,450	8,650
Average for the period (2)	8,550	8,600	8,600	8,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (3)	$998	$978	$996	$968

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs, Slashdot Media (since date of acquisition, September 2012) and The IT Job Board (since date of acquisition, July 2013)
Finance: eFinancialCareers worldwide
Energy: Rigzone
Other: Health Callings, Targeted Job Fairs and WorkDigital (since date of acquisition, October 2012)

(1) Includes $3.7 million and $11.8 million of Slashdot Media revenue for the third quarter of 2013 and nine months ended September 30, 2013, respectively. Includes $1.1 million of The IT Job Board revenue for the third quarter of 2013 and nine months ended September 30, 2013.

(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.